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                                                                    Exhibit 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 5, 1999 relating to the consolidated financial statements of LCA-Vision Inc., which appears in LCA-Vision Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 and to the inclusion in this Registration Statement on Form S-3 of our report dated February 5, 1999 relating to the consolidated financial statements of LCA-Vision as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 which are included in this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Cincinnati, Ohio
June 30, 1999